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                                   EXHIBIT 4.1


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Stock Certificate
Description:

     Host Funding, Inc.

     STOCK CERTIFICATE of 100 Shares of Common Stock, $.01 par value per share.

     DATED  12/22/94

     CERTIFYING All American Group Limited Partnership, a Delaware limited partnership, as the registered holder of shares.